Exhibit 5.1

August 17, 2015

Board of Directors

MRI Interventions, Inc.
5 Musick
Irvine, California 92618

Re:        Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to MRI Interventions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of up to (a) 5,000,000 shares (the “Plan Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”) of MRI Interventions, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s Amended and Restated 2013 Incentive Compensation Plan (the “Plan”); and (b) 3,300,000 shares (together with the Plan Shares, the “Registered Shares”) of Common Stock that may be issued pursuant to that certain (i) Non-Qualified Stock Option Agreement, effective as of October 6, 2014, granted by the Company to Francis P. Grillo; (ii) Non-Qualified Stock Option Agreement, effective as of November 10, 2014, granted by the Company to Robert C. Korn; (iii) Non-Qualified Stock Option Agreement, effective as of December 1, 2014, granted by the Company to Wendelin C. Maners; and (iv) Non-Qualified Stock Option Agreement, effective as of March 30, 2015, granted by MRI Interventions, Inc. to Harold A. Hurwitz (collectively, the “Inducement Award Agreements”).

In our capacity as counsel to the Company and for purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

i.	the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof;

ii.	the Bylaws of the Company;

iii.	the Registration Statement and all exhibits thereto;

iv.	the corporate proceedings of the Company with respect to the authorization of the issuance of the Registered Securities; and

v.	such other corporate records, documents, certificates, memoranda and other instruments as we have deemed necessary or appropriate to express the opinions set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon representations of officers of the Company and have not sought to independently verify such matters.

On the basis of the foregoing, we are of the opinion that:

1.	The Company is a corporation duly incorporated and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware.

2.	The Registered Shares that may be issued and sold from time to time in accordance with the Plan and the Inducement Award Agreements will, when issued, sold and paid for in accordance with the Plan and the Inducement Award Agreements, be validly issued, fully paid and non-assessable.

The opinions provided above are, with your concurrence, subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors (including, without limitation, the effect of statutory or other laws regarding preferential transferees); (ii) the effect of general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the laws of the State of Delaware. We express no opinion with respect to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

/s/ Richard F. Mattern
Richard F. Mattern, Authorized Representative